SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Artfest International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	30-0177020
(State or other jurisdiction of	(I.R.S. employer identification no.)
incorporation or organization)

15851 Dallas Parkway, Suite 600, Addison, Texas	75001
(Address of principal executive offices)	(Zip Code)

Consulting Agreement
(Full title of the plan)

Frederick M. Mintz, Esq.
Mintz & Fraade, P.C., 488 Madison Avenue, Suite 1100, New York, NY 10022
(Name and address of agent for service)

 (212) 486-2500
(Telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE

	Proposed	Proposed
Title of	maximum	maximum
securities	Amount	offering	Aggregate	Amount of
to be	to be	price	offering	registration
registered	registered	per share (1)	price	fee

Common Stock,	7,500,000	$.04	$300,000	$11.79
par value
$.001

(1) Computed pursuant to Rule 457(c) of the Securities Act, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The registration fee has been calculated based upon the price for our common stock as reported by Over the Counter Bulletin Board on March 12, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part I is included in the documents sent or given to each Consultant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a)
The Registrant’s Form 10-KSB/A for the fiscal year ended December 31, 2006 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, the "Exchange Act"), as well as the Registrant's latest quarterly report on Form 10QSB for the fiscal quarter ended September 30, 2007.

(b)
All other reports which may be filed by the Registrant pursuant to Section 13 (a) or 15 (d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above; including, but not limited to, an 8-K/A filed by the Registrant on January 18, 2008.

(c)	N/A

(d)
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purpose of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                      Description of Securities

Our authorized capital stock consists of 40,000,000 shares, all of which is common stock, par value of $.001 per share.  As of the date hereof, 36,355,629 shares of Common Stock are issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes.  The holders of Common Stock are entitled to one vote for each share on all matters to be voted upon by the stockholders, except with respect to the following: A closing took place as of December 28, 2007 with respect to the Registrant’s purchase of The Art Channel, Inc. (“Art Channel”), a Texas corporation, pursuant to an Acquisition Agreement dated as of December 26, 2007 (the “Acquisition Agreement”).  Pursuant to the terms of the Acquisition Agreement, the Registrant issued eight million (8,000,000) shares of Common Stock of the Registrant to Art Channel stockholders as of the closing, and agreed to issue an additional twenty million (20,000,000) shares of Common Stock to Art Channel stockholders as soon as is practicable after the Registrant files with the Delaware Secretary of State a Certificate of Amendment to its Certificate of Incorporation increasing the Registrant’s authorized shares to one hundred million (100,000,000) shares of Common Stock and two million (2,000,000) shares of Preferred Stock.  The Board of Directors of the Registrant subsequently recommended that the Registrant amend its Certificate of Incorporation to increase its authorized shares to five hundred million (500,000,000) shares of Common Stock and two million (2,000,000) shares of Preferred Stock.  Upon issuance of the additional 20,000,000 shares of the Registrant to Art Channel stockholders, which will now take place as soon as is practicable after approval by the Securities and Exchange Commission of a Proxy Statement being sent to the Registrant’s stockholders and the stockholders’ subsequent approval of the increase of amending the Registrant’s Certificate of Incorporation to increase its authorized shares to five hundred million (500,000,000) shares of Common Stock and two million (2,000,000) shares of Preferred Stock, the aggregate number of the Registrant’s shares issued to Art Channel stockholders will represent approximately forty-seven (47%) percent of the Registrant’s issued and outstanding shares of voting capital stock on a fully diluted basis.  Pursuant to a Voting Agreement dated December 26, 2007 entered into by and among the Registrant, Art Channel, and each of Larry D. Ditto, Conrad Selle, Joseph Walsh Sr., and Joseph Walsh Jr., who each own shares of the Registrant’s Common Stock (the “Voting Agreement”), the Registrant’s stockholders have delivered to the Art Channel stockholders proxies on a pro-rata basis based upon the number of shares each of Art Channel stockholders owned as of the Closing Date, such that the Art Channel stockholders shall have the right to vote an additional thirty four and two-thirds (34⅔%) percent of the total issued and outstanding shares of the Registrant.  Each stockholder who has executed the Voting Agreement has agreed to vote his shares of the Registrant as follows: (i) to consent to the Amendment to the Registrant’s Certificate of Incorporation to increase its authorized shares to one hundred million (100,000,000) shares of common stock and two million (2,000,000) shares of preferred stock (the “Additional Shares”) as soon as is practicable; (ii) to consent to issue an additional twenty million (20,000,000) shares of common stock to the Art Channel stockholders; and (iii) until the Additional Shares are issued, in all circumstances in which the Board of Directors of the Registrant seeks approval of its stockholders either voluntarily or by requirement of law, the stockholder shall deliver to the Art Channel shareholders proxies on a pro-rata basis based upon the number of shares each of Art Channel shareholders owned as of December 27, 2008 such that the Art Channel shareholders shall have the right to vote an aggregate of additional thirty four and two-thirds (34⅔%) percent of the total issued and outstanding shares of the Registrant.  The Board of Directors of the Registrant subsequently recommended that the Registrant amend its Certificate of Incorporation to increase its authorized shares to five hundred million (500,000,000) shares of Common Stock and two million (2,000,000) shares of Preferred Stock.

The holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore.  In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of common stock are fully paid and non-assessable.  The stockholders do not have cumulative or preemptive rights.  There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Item 5.                      Interests of Named Experts and Counsel

The validity of the securities offered will be passed upon for the Registrant by the law firm of Mintz & Fraade, P.C., of New York, New York.

The law firm of Mintz & Fraade, P.C. has rendered legal services for and on behalf of the Registrant.  Mintz & Fraade, P.C. is located at 488 Madison Avenue, Suite 1100, New York, New York, 10022.

Neither Mintz & Fraade, P.C., nor any of its members, currently own any interest or security in the Registrant.

Item 6.                      Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law (the “Delaware Law”), Article “SEVENTH” of the Company’s Certificate of Incorporation includes the following provision that eliminates the personal liability of its directors and officers to the Company or its stockholders:

Each person who serves or has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

Item 8.                      Exhibits

Number	Description

4	Consulting Agreement

5	Opinion of Mintz & Fraade, P.C.

23(i)	Consent of Mintz & Fraade, P.C.
(contained in its opinion filed as Exhibit 5)

Item 9.                      Undertakings

(a)
The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information about the plan not previously disclosed in the Registration Statement or any material change to any such information in the Registration Statement.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Consultants and Advisors

The following consultant and advisor will be issued securities pursuant to this Registration Statement:

Name	Number	Type of Services Provided

Beryl Zyskind	7,500,000	Consulting Services

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on this ___ day of March, 2008.

Artfest International, Inc.

By: /s/ Edward Vakser
Edward Vakser
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Edward Vakser	President, Chief Executive	March 14, 2008
Edward Vakser	Officer & Director

/s/ Anzhelika Tassan	Secretary, Chief Marketing	March 14, 2008
Anzhelika Tassan	Officer & Director

/s/ Larry D. Ditto	Director	March 14, 2008
Larry D. Ditto

Artfest International, Inc.

EXHIBITS

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INDEX TO EXHIBITS

Exhibit No.	Description

4	Consulting Agreement

5	Opinion of Mintz & Fraade, P.C.

23(i)	Consent of Mintz & Fraade, P.C.
(contained in its opinion filed as Exhibit 5)